Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cambridge Holdco Corp.

West Palm Beach, Florida, United States of America

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on form S-4, of our report dated August 20, 2015, relating to the consolidated financial statements as of December 31, 2014 and 2013 for the years then ended, of Ability Computer & Software Industries Ltd., which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

September 17, 2015

Tel Aviv, Israel

/s/Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm